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                                                                  EXHIBIT 23.3







                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 2 to Registration Statement
No. 333-18433 of Hawk Corporation on Form S-4 of our report dated March 14, 1995 (April 10, 1995 as to Note 9) relating to the financial statements of The Hawk Group of Companies, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for income taxes effective January 1, 1993 to conform with Statement of Financial Accounting Standard No. 109) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Cleveland, Ohio
March 13, 1997